Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
September 13, 2010	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN ANNOUNCES CASH OFFER TO PURCHASE UP TO $165 MILLION AGGREGATE PRINCIPAL AMOUNT OF ITS 7 7/8% SENIOR SUBORDINATED NOTES DUE 2014

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today announced that its wholly-owned subsidiary Huntsman International LLC has commenced a fixed price cash tender offer to purchase up to $165 million aggregate principal amount of its 7 7/8% Senior Subordinated Notes due 2014.  The tender offer is being made at a price of $1,041.88 for each $1,000.00 principal amount of such Notes validly tendered  before the early tender time which is 5:00 p.m., New York City time, on September 24, 2010, unless extended.  The total offer consideration includes an early tender premium of $30.00 per $1,000.00 of Notes.  Notes tendered after such early tender time but before the expiration date, which is 12:00 midnight, New York City time, on October 8, 2010, unless extended, will be eligible to receive $1,011.88 for each $1,000.00 principal amount of such Notes validly tendered, which amount does not include the early tender premium.  Tendered notes accepted for purchase will also receive accrued and unpaid interest to the settlement date.

Huntsman has retained Goldman, Sachs & Co. to serve as the dealer manager for the tender offer. Huntsman also has retained Global Bondholder Services Corporation to serve as the depositary and as the information agent for the tender offer. Requests for copies of the Offer to Purchase and related Letter of Transmittal, which contain the full terms and conditions of the tender offer, may be directed to Global Bondholder Services Corporation by telephone at (866) 540-1500 (toll-free) or (212) 430-3774 (collect), or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect).

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would be unlawful.  The tender offer is made only by and pursuant to the terms and conditions of the Offer to Purchase and the related Letter of Transmittal.  No recommendation is made as to whether holders of the Notes should tender their Notes.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.